MEDCATH CONTACTS:
John T. Casey	James E. Harris
Chairman and Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS FOURTH QUARTER EARNINGS
     CHARLOTTE, N.C., Nov. 17, 2005 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced operating results for its fourth fiscal quarter, which ended September 30, 2005.
      Fourth quarter highlights:
•	Net revenue increased 4.5% to $186.7 million

•	Adjusted EBITDA of $21.7 million, excluding $1.5 million in non-cash personnel expense related to the accelerated vesting of certain unvested options

•	Adjusted admissions increased 5.3%. Cardiovascular inpatient admissions increased 3.0%
Fourth Quarter 2005 Results
     MedCath’s net revenue increased 4.5% to $186.7 million in the fourth quarter of fiscal 2005 from $178.6 million in the fourth quarter of fiscal 2004. Income from operations was $7.2 million in the fourth quarter of fiscal 2005, compared to income from operations of $5.6 million in the fourth quarter of fiscal 2004. Adjusted EBITDA decreased 7.0% to $21.7 million from $23.3 million, and loss from continuing operations was $(2.1) million, or $(0.11) per basic and diluted share, in the fourth quarter of fiscal 2005, compared to loss from continuing operations of $(6.2) million, or $(0.34) per basic and diluted share, in the fourth quarter of fiscal 2004.

     MedCath’s fourth quarter of fiscal 2005 financial results include the following unusual items, including the related impact on earnings per share, after minority interest, where applicable, and income taxes:
•	A $1.7 million, or a net impact of $0.05 per share, increase in operating expense related to several items, including incremental costs associated with Sarbanes-Oxley implementation, senior management recruiting and relocation expenses, estimated expenses incurred at one hospital due to Hurricane Katrina, legal fees related to a previously disclosed lawsuit filed by MedCath against an information technology company, and other miscellaneous items.

•	A net increase of $0.02 per share, related to a $2.7 million decrease in supply expense due to a reduction of an accrual at one hospital, offset in part by $1.2 million in additional depreciation expense at one hospital.

•	$2.7 million, or $0.08 per share, in combined impairment expense related to management’s decision to discontinue implementation of certain accounting software, as well as the determination that the carrying value of a management contract in the diagnostics division exceeded its fair value.
     In comparison, MedCath’s fourth quarter of fiscal 2004 financial results were negatively impacted by the following unusual items, including the related impact on earnings per share, after minority interest, where applicable, and income taxes:
•	Loss on debt refinancing totaling $5.5 million, or a net impact of $0.18 per share, related to a refinancing transaction completed in the quarter;

•	Impairment expense of $7.2 million, or $0.25 per share, related to MedCath’s decision to discontinue implementation of a healthcare information system;

•	Correction of a construction deficiency at one hospital that reduced Adjusted EBITDA by $760,000 and earnings per share by $0.02; and

•	Nonrecurring tax benefits that favorably impacted earnings per share by $0.03.
     “We experienced lower than expected cardiovascular volumes at several facilities. Our operating results were also hurt by increases in our bad debt and supply expenses,” said John Casey, chairman and chief executive officer. “I am pleased that we did manage to increase revenues from a year earlier.
     “We’re focused on improving results in our most challenging markets,” Casey said. “Ed French, who recently joined us as interim Chief Operating Officer, is putting in place the necessary near-term strategic initiatives to address these markets.”

Operating Statistics
     Hospital admissions for the fourth quarter of fiscal 2005 increased 3.9% and adjusted admissions rose 5.3% from the fourth quarter of the previous fiscal year. Same facility hospital division net revenue increased 5.5%, same facility inpatient catheterization procedures increased 5.8% and inpatient surgical procedures increased 4.5%.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income or loss from continuing operations before interest expense; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; interest and other income, net; equity in net earnings of unconsolidated affiliates; minority interest; and non-cash share based compensation. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations.
Earnings Conference Call and Webcast
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, Nov. 24, 2005. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 9937968. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.
     MedCath Corporation, headquartered in Charlotte, N.C., develops, owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates 12 hospitals with a total of 727 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in Exhibit 99.1 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2004. A copy of this report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of proposed legislation to extend the provisions of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payors that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.